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                                                                EXHIBIT 3(a)(ii)


                      OFFSHORE TOOL & ENERGY CORPORATION


           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                           (PURSUANT TO SECTION 241)

     The undersigned duly authorized President of Offshore Tool & Energy Corporation, a Delaware Corporation (the "Corporation"), hereby certifies and, within the meaning of Section 103(b)(2) of the Delaware General Corporation Law, acknowledges that:

     1.  The Corporation has not received payment for any of its stock.

     2. On October 1, 1998, by the unanimous written consent of all the directors of the Corporation, the Board of Directors of the Corporation amended the Corporation's Certificate of Incorporation as follows:

              RESOLVED, that Section D of Article 5 of the Certificate of Incorporation of the Corporation is hereby amended in its entirety, and hereafter Section D of Article 5 shall read in its entirety as follows:

          D. Removal. Subject to Section (E) of this Article 5, and notwithstanding any other provisions of this Certificate of Incorporation or the Corporation's Bylaws, any director or the entire Board of Directors may be removed at any time at a stockholders' meeting called for such purpose by the affirmative vote of holders of not less than 50% of the outstanding capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, present or represented at any such meeting. At the same meeting in which the stockholders remove one or more directors, the stockholders may elect a successor or successors for the unexpired term of the director or directors removed. Except as set forth in this Article 5, Section (D), directors shall not be subject to removal.

     This Certificate is made, signed and acknowledged on this 2nd day of October, 1998 in Mobile, Alabama.


                                       /s/ McGowin I. Patrick, Jr.
                                       ---------------------------------------
                                       McGowin I. Patrick, Jr.
                                       President
                                       Offshore Tool & Energy Corporation